THIRD AMENDMENT  TO OFFICE/WAREHOUSE LEASE

                THIS THIRD AMENDMENT TO OFFICE/WAREHOUSE LEASE is made this 28th day of  February 2001, by and between AETNA LIFE INSURANCE COMPANY, a Connecticut Corporation; as successor in interest to Opus Northwest, LLC, a Delaware limited liability company , hereinafter referred to as “Lessor”, and FARGO ELECTRONICS, INC., a Delaware corporation, hereinafter referred to as “Lessee”.

WITNESSETH THAT:

                WHEREAS,  Lessor and Lessee entered into that certain Office/Warehouse Lease dated June 10, 1996, as amended by Amendment to Lease dated as of June 10, 1996, as amended by a Second Amendment to Lease dated August 29, 1996, concerning certain Premises designated as Suite 1000A and 1000B in the Office/Warehouse Complex known and described as Flying Cloud Business Centre located at 6601 Flying Cloud Drive, Eden Prairie, MN 55344 and consisting of approximately 70,576 square feet (hereinafter referred to as the “Lease”) and

                WHEREAS, the parties desire to modify the terms and provisions set forth in said Lease.

                NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to as follows:

1.             The Lease term shall be extended commencing September 15, 2001 and ending the 31st day of December, 2006, unless the Lease shall sooner terminate as provided therein.

2.             Commencing January 1, 2002, paragraph 1 of the Second Amendment to Office/ Warehouse Lease shall be amended as follows:

a.             The Premises shall be expanded effective January 1, 2002, to include the  approximately 25,664 square foot space indicated on Exhibit A to this Third Amendment to Office/ Warehouse Lease.  The new premises will consist of approximately 96,240 square feet.    All terms and conditions of the Lease shall apply to the Expansion Space except as hereafter provided.

b.             The Base Rent shall be $16,433.60 payable in advance for the period 9/15/01 through 9/30/01 and then $30,813.00 per month, payable monthly, in advance, for the period from 10/01/01 through 12/31/01 and then $41,015.00 per month, payable monthly, in advance from 1/1/02 through 12/31/04 and then $43,165.00 per month, payable monthly, in advance, from 1/1/05 through 12/31/06.

c.             Lessee’s prorata share of excess Real Estate Taxes and Lessee’s prorata share of excess Operating Expenses shall be escalated by 12.58% to 47.18%.

3.             Lessee will be granted access to the 25,664 square foot Expansion Space for the month of December 2001 for the purpose of wiring, setting up equipment, etc. provided, however, Lessee is subject to all the terms, conditions and covenants of the Lease, including specifically Article IX, (“Insurance”), except, there shall be no Base Rent, real estate taxes or Operating Expenses payable by Lessee on the Expansion Space for the month of December 2001.

4.             Lessor shall provide the following improvements to the Expansion Space on orbefore December 1, 2001:

a.             Infill the openings in the demising wall, patch and finish tape seams.

b.             Separately meter the gas and electrical service servicing the Expansion Space.

c.             Upgrade the existing electrical service in the Expansion Space from 200 amps to 600 amps/480 volt.

5.             Lessor agrees to provide Lessee with a $50,000.00 allowance for retrofitting the Premises.  Said allowance, provided Lessee is not in default,  will be payable to Lessee upon Lessor’s receipt of paid invoices and lien waivers from all contractors, subcontractors and material suppliers associated with providing goods and services for any improvements to Lessee’s Premises.  Subject to Lessor’s review and approval of plans and specifications, pursuant to Article VIII of the Lease, Lessee shall have the right to reconfigure the Premises and Expansion Space at Lessee’s expense.

6.             Lessor agrees that there shall be no charge by Lessor for the review of plans or any inspections that Lessor deems necessary with regard to any alterations.  The Lessor shall make no variation or alterations on the work to be provided by Lessor if it has an impact on its budget or the completion schedule without the prior written consent of Lessee.

 7.            Lessor shall not charge any supervisor fee, surcharges or any other charges in connection with Lessee’s alterations or any subsequent alterations during the Lease term.

8.     Lessor agrees to provide the Expansion Space improved as identified herein and provide Lessee with a Certificate of Occupancy for said space.

9.     Lessee shall have the right in common with other tenants to park passenger vehicles in the common vehicle parking facilities at the Office/Warehouse Complex.  Upon Lessee’s request, Lessor shall designate as exclusive parking spaces to be used by Lessee, its agents, employees and invitees 262 parking stalls as indicated on Exhibit B attached hereto and incorporated herein by reference.  In the event Lessee so requests Lessor to make such designation, Lessee shall not be entitled to use any of the balance of the parking facilities of the Office/Warehouse Complex.  In the event Lessee reasonably determines that the tenants of the Office/Warehouse Complex are failing to abide by the parking designations made by Lessor pursuant to the provisions hereof, Lessor shall cooperate with Lessee in the enforcement of Lessee’s exclusive parking rights except for signs in connection therewith, which are at Lessee’s cost and expense.  All other costs and expenses of any special parking control in regard to exclusive designations and any cost and enforcement shall be an operating expense of the Office/Warehouse complex as identified in Article II, Additional Rent, of the Lease.   Anything herein to the contrary notwithstanding, Lessee shall have no rights to use the reserved parking spaces for any other Lessees at the Office/Warehouse Complex.

10.           Lessor will give written notice to Lessee of space that becomes available to Lessor for leasing during the term of this Lease in the Office/Warehouse Complex (“Offer Space”) Lessor’s notice will include the Base Rent for the Offer Space calculated at the market rate which Lessor would, as of the date upon which Lessor submits written notice to Lessee, expect to charge a new tenant for such space for the term in question, considering the condition of the Offer Space;

provided, however, that space that is available as of the date of the Third Amendment to Office/Warehouse Lease shall not be included within the definition of Offer Space until it has been leased and has again become available for leasing.  Lessee shall have the right (“Right of Opportunity”), provided Lessee is not in default,  to lease Offer Space, if and only if:

a.             Lessee is not in default under the Lease;

b.             The party in possession of the Offer Space has no desire to remain in possession;

c.             Other tenants in the Building with rights to lease the Offer Space have no desire to lease it; and

d.             Lessee delivers to Lessor written notice exercising its Right of Opportunity with respect to a given Offer Space (“Expansion Election Notice”) within  thirty  (30) days following receipt of Lessor’s notice of availability of the Offer Space.

If Lessee fails to timely exercise its right to lease Offer Space, Lessee shall have no further right to lease the Offer Space pursuant to this Section 12 until it has been leased and has again become available.  If Lessee exercises its right to lease Offer Space, Lessor and Lessee shall enter into an amendment to the Lease, subject to the following terms and conditions:

(i)The Base Rent for the Offer Space shall be at the rate which Lessor submits in its written notice to Lessee identified hereinabove.

(ii)Lessee’s prorata share of excess real estate taxes and excess operating expenses pursuant to the Lease shall be increased accordingly.

(iii)The Offer Space shall be delivered to and accepted by Lessee in its “as-is” condition when it becomes available.

(iv)The rental obligations of Lessee with respect to the Offer Space will commence on the date possession of the Offer Space is tendered by Lessor to Lessee.

(v)The Offer Space shall be added to the Premises for a term concurrent with the term of the Lease.

(vi)Except as herein specifically provided to the contrary, all of the terms, provisions and conditions set forth in the Lease shall apply to the Offer Space upon its addition to the Premises.

(vii)Lessee shall not have the right hereunder to exercise its Right of Opportunity with respect to part, but not all, of an Offer Space which becomes available.

(viii)Any improvements to be made to any Offer Space will be constructed by Lessee, at Lessee’s sole cost and expense, in accordance with plans and specifications submitted by Lessee and approved by Lessor, which approval will not be unreasonably withheld.

(ix)Within 15 days after receipt from Lessor, Lessee shall execute and deliver to Lessor those instruments Lessor may reasonably request to evidence any lease of Offer space under this Section 12.

(x)Lessor shall not be liable for failure to deliver possession of the Offer Space by reason of holding over by third parties, nor shall such failure impair the validity of the Lease or extend the term hereof.

(xi)The right of Lessee under this Section 12 will not be severed from the Lease or separately sold, assigned or transferred, and will expire on the expiration or earlier termination of the Lease.

11.           Lessee shall have the right, provided Lessee is not in default, to be exercised as hereinafter provided, to extend the term of the Lease for either one (1) period of two (2) years, or one (1) period of five (5) years, on the following terms and conditions and subject to the limitations hereinafter set forth, such extension period being in the Lease sometimes referred to as the “Renewal Term.”

(a)           That at the time hereinafter set forth for the exercise of the renewal option, the Lease shall be in full force and effect and Lessee shall not be in default in the performance of any of the terms, covenants and conditions therein contained in respect to a matter as to which notice of default has been given under the Office/Warehouse Lease which has not been remedied within the time limited in the Lease, but Lessor shall have the right, at its sole discretion, to waive the non-default conditions therein.

(b)           That the Renewal Term shall be upon the same terms, covenants and conditions as in the Lease provided; provided, however, the annual Base Rent for the Renewal Term shall be the fair market Base Rent rate for such space on the date such Renewal Term shall commence in relation to comparable (in quality and location) space located in the Minneapolis – St. Paul metropolitan area.  The fair market Base Rent for the Premises shall be determined as of the date six (6) months prior to commencement of the Renewal Term.  Provided Lessee has properly elected to renew the term of the Lease, and if Lessor and Lessee fail to agree at least four (4) months prior to commencement of the Renewal Term upon the fair market Base Rent of the Premises, the amount of the fair market Base Rent of the Premises shall be determined by arbitration in accordance with the provisions of Article XXXI of the Office/Warehouse Lease.  The fair market Base Rent of the Premises shall be based upon the highest and best use of the Premises; provided, however, the non-office areas of the Premises (production and warehouse areas) shall be based on the market rate for non-air-conditioned warehouse space only.  The rate for the office areas shall be based upon market rates for office areas.  In no event shall the Base Rent of the Premises for the Renewal Term be either less than the Base Rent rate payable nor more than 120% of the Base Rent rate payable (absent temporary abatements) by Lessee immediately prior to commencement of the Renewal Term.

(c)           That Lessee shall exercise its rights to extend the term of the Lease for the Renewal Term by notifying Lessor, in writing, of its election to exercise the right to renew and extend the term of the Lease no later than the date six (6) months prior to the expiration of the initial term of the Lease.  Upon notification with respect to such renewal, and for a period of sixty (60) days thereafter, the parties hereto shall make a good faith effort to agree upon the fair market Base Rent of the Premises for such Renewal Term.  In the event that Lessor and Lessee fail to agree within the sixty (60) day time period set forth in this subparagraph (c), the fair market Base Rent of the Premises for such Renewal Term shall be determined by Arbitration in the manner set forth in Article XXXI (“Arbitration”) of the Office/Warehouse Lease.  However, such arbitrators shall be directed to determine the fair market Base Rent for the Premises as above provided and in determining the same said appraisers shall be instructed to make said appraisal independently, without consulting with each other.  Any determination by arbitration or any agreement reached by the parties hereto with respect to such fair market Base Rent and resulting Base Rent of the Premises for such Renewal Term shall be expressed in writing and shall be executed by the parties hereto, and a copy thereof delivered to each of the parties.

12.   Lessor, at its sole cost and expense, will cause the Office/Warehouse Complex and the underlying land to be in compliance with all codes and regulations pursuant to any Federal, State or local governmental law, and shall so represent such compliance to Tenant.

13.   Except as amended herein, all other terms and conditions of the Lease shall remain in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Office/Warehouse Lease as of the day and year first above written.

AETNA LIFE INSURANCE COMPANY
A Connecticut Corporation
(Lessor)

By:

UBS Realty Investors LLC

(f/k/a Allegis Realty Investors LLC), a Massachusetts limited liability company

Its:

Investment Advisor and Agent

By  /s/  Joseph E. Gaukler

Its   Director

FARGO ELECTRONICS, INC.
A Delaware Corporation
(Lessee)

By  /s/ Gary R. Holland

Its   President